Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Bank promotes Shaffer to Chief Credit Officer

Canfield, Ohio, March 15, 2021 — Farmers National Bank has promoted Timothy F. Shaffer to Executive Vice President, Chief Credit Officer.

Shaffer joined Farmers in 2011 as Vice President, Commercial Lending Team Leader. He previously served as Senior Vice President, Chief Lending Officer and Regional President of Farmers National Bank.

In his new role as Chief Credit Officer, Shaffer will oversee the Bank’s lending departments, while also crafting credit-making decisions, product development and credit quality supervision.

“Tim remains an incredible asset to our executive team and has helped Farmers achieve record growth over the last few years,” states Kevin Helmick, President & CEO of Farmers. “His years of experience in commercial banking along with his reputation in the business community helped us create a model where we deliver needed capital to our local business communities while preserving our strong credit quality.”

To learn more about Farmers National Bank, visit www.farmersbankgroup.com.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at December 31, 2020 were $2.8 billion.

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